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Exhibit 99.1

AMC ENTERTAINMENT INC.® AND REGAL ENTERTAINMENT GROUP
ANNOUNCE THE FORMATION OF NATIONAL CINEMEDIA, LLC.

New National Digital Distribution and Media Company Will Reach 11,200 Screens

        Kansas City, Mo. and Denver, Col. (March 29, 2005)—AMC Entertainment Inc. and Regal Entertainment Group (NYSE:RGC), two of the world's leading theatrical exhibition companies, announced today that they are combining their respective cinema screen advertising businesses into a new joint venture company called National CineMedia, LLC. The new company will focus on the marketing and sale of cinema advertising and promotions products; business communications and training services; and the distribution of digital alternative content.

        National CineMedia combines the operations of Regal CineMedia, Regal Entertainment Group's ("REG") media and new business development subsidiary, and National Cinema Network ("NCN"), AMC's cinema advertising subsidiary, both pioneers in the development of in-theatre digital distribution technology, pre-show entertainment and cinema advertising. The new company will provide the foregoing services to owner circuits AMC and REG, as well as other affiliate theatre circuits. National CineMedia will represent approximately 11,200 North American theatre screens (8,200 digital), reaching more than 450 million movie guests annually.

        Kurt Hall, co-chairman and co-chief executive officer of Regal Entertainment Group and president and chief executive officer of Regal CineMedia will be assuming the role of chief executive officer of National CineMedia after a short transition period. Hall has been CEO of Regal CineMedia since its formation in 2002, and has an extensive background in the theatre industry as CFO and then CEO of United Artists Theatres prior to its combination with REG.

        National CineMedia's Board of Directors will be comprised of its CEO and representatives from owner circuits, and AMC and REG equity sponsors.

        "An innovative national digital network is being created that will provide improved cinema advertising and marketing products, training and communications services and a new type of digital platform for the distribution of live and pre-recorded entertainment content," said Hall. "National CineMedia will continue the transformation and growth of the cinema advertising industry initiated by NCN and Regal CineMedia over the last few years."

        "With its industry leading digital distribution technology, focused sales and marketing teams, and broad geographic reach, the new company is perfectly positioned to deliver more revenue to our owner circuits and other exhibitors, while at the same time providing a high quality entertainment experience for theatre patrons," Hall added.

        National CineMedia will have its headquarters in Denver, Col. with offices in New York City, Chicago, Detroit and Los Angeles.

        "National CineMedia will quickly become the cinema media industry's premier player in terms of value and quality," said Peter C. Brown, chairman and chief executive officer of AMC. "The strength of our combined assets creates an unmatched in-market depth that advertisers seek and ensures a high quality pre-show entertainment experience that our guests expect."

        "We look forward to working with this new entity the way we have in the past with Regal CineMedia and continue to explore new ways to create incremental shareholder value through the better utilization of our theatres," said Michael L. Campbell, co-chairman and co-chief executive officer of REG.

        In addition to Hall, after a short transition period, National CineMedia's senior management team will include Cliff Marks as president of sales and chief marketing officer and Tom Galley as chief operations and technology officer. Marks currently serves as Regal CineMedia's president, marketing and sales. Galley currently serves as Regal CineMedia's chief technology officer.

About Regal Entertainment Group

        Regal Entertainment Group (NYSE:RGC) is the largest motion picture exhibitor in the world. The company's theatre circuit, comprising Regal Cinemas, United Artists Theatres and Edwards Theatres, operates 6,273 screens in 558 locations in 40 states. Regal operates approximately 18% of all indoor screens in the United States including theatres in 44 of the top 50 U.S. markets and growing suburban areas. The size, reach and quality of the company's theatre circuit not only provides patrons with a convenient and enjoyable movie-going experience, it is also an exceptional platform to realize economies of scale in theatre operations.

        Additional information is available on the company's Web site at www.REGmovies.com.

About AMC Entertainment

        AMC Entertainment Inc. is a leader in the theatrical exhibition industry. Through its circuit of AMC theatres, the company operates 230 theatres with 3,554 screens in the United States, Canada, France, Hong Kong, Japan, Portugal, Spain, and the United Kingdom. The company, headquartered in Kansas City, Mo., has a Web site at www.amctheatres.com.

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Media Contacts:
Lauren Leff, Regal CineMedia
(212) 931-8107
lauren.leff@regalcinemedia.com

Pamela Blase, AMC Entertainment, Inc.
(816) 480-4749
pblase@amctheatres.com

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AMC ENTERTAINMENT INC.® AND REGAL ENTERTAINMENT GROUP ANNOUNCE THE FORMATION OF NATIONAL CINEMEDIA, LLC.